Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated
June 1, 1995, which appears on page 17 of the 1995 Annual Report to Shareholders of the La-Z-Boy Chair Company, which is incorporated by reference in La-Z-Boy Chair Company's Annual Report on Form 10-K for the year ended
April 29, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on Page S-2 of such Annual Report on Form 10-K. We also consent to the incorporation by reference in the Registration Statement of our report dated June 23, 1995 appearing on page 1 of the Annual Report of the La-Z-Boy Chair Company Matched Retirement Savings Plan on Form 11-K for the year ended December 31, 1994.

\s\Price Waterhouse LLP
PRICE WATERHOUSE LLP
Toledo, Ohio
April 30, 1996